UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 25, 2005 (March 21, 2005)

AMERICAN TECHNOLOGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-24248	87-0361799
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13114 Evening Creek Drive South, San Diego, California	92128
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (858) 679-2114

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

We entered into a letter agreement with Mr. Bruce Gray, under which Mr. Gray was employed as our Vice President of the Business Group effective March 21, 2005. The letter agreement provides for an annual base salary of $200,000, and an annual sales bonus of up to $100,000, payable on a quarterly basis, based on attaining quarterly and annual goals yet to be established. Mr. Gray's employment is terminable at-will by us or by Mr. Gray for any reason, with or without notice.

Mr. Gray has over 25 years of management experience in the technology industry, working with venture capital investors and executive management teams in both start-up and mature technology companies. Prior to joining us, Mr. Gray served as the president and chief executive officer of Ethertronics Corporation, a wireless technology company which he joined in 2001 and led from the R&D stage to worldwide market entry. At Ethertronics, Mr. Gray managed all business operations, including business development, marketing, finances and domestic and international sales in Europe and Asia. Between 1998 and 2001, Mr. Gray served as the senior vice president of sales and marketing for Novatel Wireless Inc., a wireless data telecommunications company, where he managed sales activities, business development, marketing, product development and press relations, and oversaw international channel expansion into South America, Europe and Asia.

On March 22, 2005, we granted an inducement stock option exercisable for 100,000 shares of common stock to Mr. Gray as an inducement material to him entering into employment with our company. The issuance was approved by our Compensation Committee, without stockholder approval, pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv). The option has an exercise price of $8.90 per share, has a five year term and vests 25% on the first anniversary of the grant date and then quarterly thereafter for the next 12 quarters, subject to continued employment and other conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TECHNOLOGY CORPORATION

Date: March 25, 2005	By:	/s/ MICHAEL A. RUSSELL
Michael A. Russell
Chief Financial Officer